Vitro Biopharma 3rd Quarter ended July 31st 2020 Financial Results of Operations

Golden, Colorado-Oct. 1, 2020-Vitro Diagnostics, Inc. (OTCQB: VODG), dba Vitro Biopharma, announced its 3rd quarter, ended July 31st 2020, financial results of operations.

Vitro Biopharma recorded 3rd quarter revenues of $132,066 vs $225,191 a decrease of 41% over the comparative quarter last year. Revenues were up slightly from the prior quarter which were $128,631.  The decrease in revenue is directly attributed to the COVID 19 pandemic.  Lockdown extensions and business opening limitations have pushed our expectations of growth and revenue recovery out to the first half of 2021.  Feedback from our customers and our partner clinic in the Cayman Islands  www.DVCstem.com are that patients awaiting treatments are not dropping off, but merely postponing their treatments and as such, a significant backlog is building. The cosmetic clinics www.Infinivive.com have started to open up but only with lower occupancy and variations by state, resulting in reduced revenue into the 4th quarter with expectations of a revival of revenue into the first half of 2021.

Gross profit declined 3% from the comparative quarter last year primarily due to the reduced higher margin stem cell product sales versus the mid margin stem cell research and development products.

Overall operating expenses increased in the quarter ended July 31st 2020 by $180,326 to $336,442 from $194,682 in the prior year’s comparative quarter. The increase in expenses reflects the increased costs of FDA regulatory, legal, consulting, and audit costs. We engaged the audit firm of MaloneBailey LLP to get the company fully reporting around January of 2021.

https://vitrobiopharma.com/vitro-biopharma-announces-malonebailey-l-l-p-as-its-new-auditors/

The company added extra resources to turn its attention to the world-wide challenge of finding therapies to fight COVID-19. Vitro filed an Investigational New Drug (“IND”) application and through its collaboration with GIOSTAR, received FDA authorization to treat COVID 19 patients under the Expanded Access Program with its AlloRx Stem Cells ®. A single patient was treated successfully with no adverse events and the patient showed evidence of improved lung, liver and kidney function while also recovering from a stroke-induced coma.

https://vitrobiopharma.com/critically-ill-covid-19-patient-successfully-treated-with-vitro-biopharmas-allorx-stem-cells/

The company entered into an MOU with GIOSTAR, a leading global stem cell research company, who operates multiple international stem cell clinics. The supply agreement  provides GIOSTAR with the use of our AlloRx® Stem Cells to treat COVID 19 patients through FDA-pre and post-market approval.

https://vitrobiopharma.com/vitro-biopharma-signs-mou-with-giostar-for-covid-19-ind-using-allorx-stem-cells/

During and subsequent to the quarter the company achieved and pursed the following objectives:

·Series A Convertible Preferred Stock Offering:

During the quarter and subsequent to the quarter, the company continued with its Series A Convertible Preferred Stock offering to accredited investors under the SEC Regulation D exemption. The preferred Stock is priced at $25 per share which is convertible at $0.25 cents per share for a total of 100 shares. The minimum investment is $50,000 per unit. The company has sold $1.0 million of the Series A Convertible Preferred Stock during and subsequent to the quarter. The offering was sold out at $1.0 million and the company has expanded it to a total of up to $3.5 million to ensure sufficient working capital during the Coronavirus pandemic and to start the regulatory process of current reporting audits and funding for its expanded clinical trial activities with the FDA.

•Continued discussions with the FDA towards further treatment of COVID-19 patients.

As a part of our overall strategy to target both global and US stem cell markets, Vitro submitted a Phase I IND application to the FDA to assess the safety of AlloRx Stem Cells® in the treatment of COVID-19. We have established strong communication channels with FDA officials to facilitate our IND review and are providing additional information to the FDA to complete the approval of our IND.    Several clinical centers have expressed interest in our stem cell therapy and we continue to enlist multi-center sites to conduct our Phase 1 trial. We are also pursuing other avenues for emergency use under the Expanded Access Program. No adverse events were reported and the patient who had various comorbidities stabilized and exhibited enhanced pulmonary, liver and renal function during the six weeks following AlloRx Stem Cell® Therapy. The patient has now recovered and is at home from the hospital after 3 months of intensive care. We are currently pursuing additional emergency use authorizations under expanded access provision applications through our collaboration with GIOSTAR. MSCs have been shown to block the cytokine storm that occurs in COVID-19 patients in acute respiratory distress through their powerful anti-inflammatory effects. The cytokine storm leads to the need for assisted breathing by ventilators, transfer to ICU and related burdens on the US health care system. It is important to note that AlloRx Stem Cells® are a possible therapy for other viral attacks including influenza. Stem cells may block acute respiratory distress and may repair damage to other major organs including cardiovascular, pulmonary, hepatic and renal systems. AlloRx Stem Cells® have been shown to assist in recovery from failure of various organ systems in COVID-19 survivors, as our case study and results from several other labs are demonstrating.

•MOU with GIOSTAR

The Company entered into an exclusive Memorandum of Understanding (MOU) with Global Institute of Stem Cell Therapy and Research, Inc. (“GIOSTAR”) a leading stem cell research institute based in San Diego, California. GIOSTAR has filed for a separate IND application using Vitro Biopharma’s umbilical cord mesenchymal stem cell product AlloRx Stem Cells™ in a clinical trial to treat COVID-19 patients.   GIOSTAR has already obtained emergency use authorization under expanded access provisions from the FDA  for severe COVID-19 hospitalized patients using AlloRx Stem Cells®.

Vitro  continues to seek FDA authorization of its pending IND. As the approval process proceeds, Vitro will seek AlloRx Stem Cells® FDA approval through Phase 2/3 IND filings for other indications such as osteoarthritis while at the same time continuing to supply GIOSTAR AlloRx Stem Cells® for treatment of COVID-19 patients in global markets.

· Expansion of its manufacturing capacity

The company has delayed the expansion of its laboratory and manufacturing facilities to better reflect the delays in revenue brought on by the pandemic. This new facility is expected to be operating in the second half of 2021. Our present facility has approximately $6M of AlloRx Stem Cell™ Vitro Biopharma revenue capacity per year. Furthermore, the completion of the 2nd clean room processing facility would expand our potential capacity to approximately 100 Billion AlloRx Stem Cell™ s a month or approximately $1.7 Million of AlloRx Stem Cell™ revenue capacity per month. This would give Vitro Biopharma a revenue run rate capacity of $20M a year.

Our increased capacity is rigorously controlled by our Quality Management System, now certified to the ISO9001 Quality Standard and the ISO13485 Medical Device Standard as well. This provides cGMP-compliant manufacturing of the highest quality stem cells/medical devices for clinical trial testing to provide further evidence of safety and efficacy for treatment of a wide variety of indications. Highly regulated cGMP biologics manufacturing within a BLA-compliant facility provides numerous opportunities to the Company to drive strong revenue growth.  We are presently focused on our partnerships in the Caribbean with DVC Stem in Grand Cayman Island, InfiniVive MD in the US and emerging opportunities in the The Medical Pavilion of the Bahamas We are actively pursuing other partnership opportunities as well.

·STEMulize™ manufacturing update:

We have reformulated with our contract manufacturer to produce STEMulize™ in large quantity manufacturing runs. STEMulize™ contains natural substances that activate the body’s own stem cells to enhance recovery from injury such as TBI, stroke, MS, PD and other autoimmune, inflammatory and neurological diseases. The STEMulize™ product will be offered as a private label product to Infinivive MD™ clinics and is being implemented as supplemental support to clinical treatments now ongoing in the Cayman Islands. Patients report positive benefits fromSTEMulize™ therapy following stem cell transplants including increased overall energy and enhancement of improved motor function in MS patients. We are currently pursing licensing arrangements with nutraceutical companies that can scale our formulation under their own private label.

·Reduced Revenue from Infinivive MD™ Serum due to closure of the cosmetic clinics

The Company’s cosmetic stem cell serum private labelled as Infinivive MD™  is being applied as a topical cosmetic serum in medical spas and plastic surgery offices. Infinivive MD™ revenue was reduced by the Coronavirus pandemic and as a result, revenues declined by 52% in the current quarter to approximately $50,000 vs $105,000 in the prior comparative quarter in 2019. This revenue has been flat from the prior quarter reflecting the reduced treatments due to the pandemic capacity limitations of various states.

Infinivive MD™ Cosmetic Serum is revolutionizing the cosmetic industry. Patients are experiencing unparalleled improvements in the appearance of fine lines and wrinkles. This is one of the fastest growing revenue streams for Vitro Biopharma.. We work with a variety of regulatory experts to assist us in the appropriate regulatory pathways.

www.jackzamoramd.comwww.infinivivemd.com

Vitro Biopharma’s OEM cosmetic topical serum is being distributed exclusively by Infinivive MD™ into cosmetic clinics that are providing the topical treatment as a beautification product. To date the company’s product is being offered in a number of clinics throughout the United States and soon internationally,; but with the clinics just opening again for business and with limited occupancy rules we do not expect this revenue to recover back to peak levels with growth until the first half of 2021.

•New product development of AlloEx™ Exosomes

The company has brought on Dr. Jack Zamora as its chief medical officer (C.M.O.) and together we have developed a new exosome product, Infinivive MD’s Cosmetic Exosome Serum.

https://vitrobiopharma.com/jack-zamora-m-d-as-chief-medical-advisor/

 The product will be distributed by InfiniveMD along with the topical stem cell serum. The product is also used as a topical application for beautification.  The product is a compliment to the topical stem cell serum and will provide the customer with a more competitive price point per application depending on the particular clinic. The new Exosome product is being marketed and sold into the clinics in the first half of 2021.  We are jointly working on a topical Daily Serum. The Exosome market is part of the billion-dollar cosmetic market in the United States.  These products will also be sold offshore around the world.

Update on the Clinical Trial of Musculoskeletal Conditions in the Bahamas

This initiative broadens Vitro Biopharma's expansion into highly regulated stem cell trials in collaboration with the Nassau-based Medical Pavilion of the Bahamas (TMPB).

http://www.tmp-bahamas.com

We will now be able to extend stem cell therapy based on our novel, patent-pending AlloRx Stem Cell™ product to a variety of musculoskeletal conditions. These include OA of any joint, ACL/MCL tear, Achilles tendon rupture, rotator cuff injury, tennis elbow and herniated disc that are highly prevalent and have few disease-modifying options. It is important to note that many stem cell treatments now performed are problematic due to limited potency and failure to meet basic criteria of stem cells. Vitro Biopharma operates a highly regulated, FDA-compliant commercial biologics manufacturing operation for several years and is cGMP compliant, ISO 9001Certified, ISO 13485 Certified, CLIA Certified and FDA registered and BLA-compliant. All manufacturing occurs in a certified sterile clean room with extensive and advanced testing to assure the absence of contamination. Furthermore, in numerous patients treated to date by IV infusion of AlloRx Stem Cells™ there have been no significant adverse events. The company is partnered with Dr. Conville Brown, MD, MBBS, FACC, FESC, PhD, the founder and CEO of the Medical Pavilion of the Bahamas who is the Principal Investigator of this trial and director of its clinical administration. Dr Brown was instrumental in the establishment of the NSCEC in the Bahamas.

About the Medical Pavilion of the Bahamas: TMPB operates within a 40,000 square foot building as a partnered care specialty medical facility with 10 different centers in various areas including cardiology, cancer, clinical research and kidney disease. One of the centers is the Partners Stem Cell Centre, where the present trial will be conducted. The Partners Stem Cell Centre provides an environment to conduct stem cell research and clinical trials under the model of ''FDA rigor in a Non-FDA Jurisdiction'' TMPB employs 20 medical specialists in various fields. See www.tmp-bahamas.com for additional information.

The company has entered into an operating agreement with the Partner’s Stem Cell Centre and expects to begin patient enrollment for the clinical trial in QI/QII of 2021 once the Bahamas opens up without quarantine restrictions.

·Temporary hold on revenues from the clinical trials in the Cayman Islands:

Due to the Corona virus pandemic the Cayman Islands closed itself and its businesses down for the majority of the quarter and next quarter, the current status is listed as locked down until Oct. 1st 2020. However, our partner reports that customers are staying on the waiting list and will return for their treatments as soon as the island opens back up. There currently is a pending backlog of over 70 patients seeking treatment which exceeds all of the treatments performed in 2019 by over 200%. We expect to see a surge in revenues from this backlog to bring back our revenue stream in the into the first half of 2021.

·Expanded our Patent & Intellectual Property Portfolio

The Company has 11 patent applications  pending in the US and foreign jurisdictions. These patents cover our AlloRx Stem Cell® line and various aspects of our STEMulize® stem cell activation products and processes as well as specific diagnostic tests of stem cell activity and therapeutic effectiveness. During the quarter, the Company has responded to office actions and continues to vigorously prosecute & expand its patent filings.

Dr. Jim Musick, CEO of Vitro Biopharma, said, “We are pleased to report our activities in fighting the COVID-19 with filings of our eIND, INDs and partnership with GIOSTAR. While we are disappointed in the extraordinary events of the Corona Virus pandemic and its results on our operations, we have taken the time to advance our clinical applications, partnerships and new product development in further preparation for realized growth in 2021 as a result of these activities.  In addition, with have started the intense process of organizing the company for audits and fully reporting status with the SEC targeted for January 2021.

We believe our stem cell products are distinctly superior to stem cell treatments offered in the USA. The latter usually involve use of impure products lacking validation as stem cells and containing insufficient numbers of stem cells to achieve therapeutic benefits. These are produced without regulatory oversight and have been known to cause serious adverse effects. Hence the use of highly purified and well characterized stem cells (AlloRx Stem Cells™) is needed to provide safety and efficacy in regenerative medicine therapies.

In summary, Vitro Biopharma is advancing as a key player in regenerative medicine with 10+ years’ experience in the development and commercialization of stem cell products for research, recognized by a Best in Practice Technology Innovation Leadership award for Stem Cell Tools and Technology and a growing track record of successful translation to therapy. We plan to leverage our proprietary technology platform to the establishment of international

Stem Cell Centers of Excellence and regulatory approvals in the US and worldwide.

Vitro Biopharma has supplied major biopharmaceutical firms, elite university laboratories and clinical trials worldwide with its Umbilical Cord Mesenchymal Stem Cells (AlloRx Stem Cells™), and it's MSC-Grow™ Brand of cell culture media along with advanced stem cell diagnostic services. www.vitrobiopharma.com”

Sincerely yours,

James R. Musick, PhD.

President, CEO & Chairman of the Board

www.vitrobiopharma.com

Forward-Looking Statements

Statements herein regarding financial performance have not yet been reported to the SEC nor reviewed by the Company’s auditors. Certain statements contained herein and subsequent statements made by and on behalf of the Company, whether oral or written may contain “forward-looking statements”. Such forward looking statements are identified by words such as “intends,”

“anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.

Factors that could cause actual results to differ materially include, among others, acceptability of the Company’s products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements.

Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Dr. James Musick

4621 Technology Drive

Golden, CO 80403

(303) 999-2130 x1

www.vitrobiopharma.com

Vitro Diagnostics, Inc.
Quarter Ended July 31st;	2020		2019
Income Statement

Stem Cell Therapies and Treatments	74,150		175,533
Stem Cell Products	57,915		49,658
Other Services	-		-
Total Revenues	132,066		225,191

COGS	48,274		75,623

Gross Profit	83,791	63%	149,568	66%

SGA Expenses	99,359		77,387
Office Expenses	18,370		12,524
Consulting,Accounting,Legal and Banking Fees	130,026		66,035
Laboratory R&D & Quality Control	88,687		38,736
Total Operating Expenses	336,442		194,682

Net Operating Profit (Loss) EBITDA	(252,650)		(45,114)

Non Cash Depreciation and Amortization	(13,558)		(13,627)
Non Cash Stock for Services	(55,303)
Non Cash Interest on Shareholder Debt	(21,740)		(23,614)
Non Cash Interest on Secured Notes Payable	(10,137)		(9,193)

Net Income (Loss)	(353,387)		(91,548)

The company provides its financial information for investor purposes only, the results published are not audited or necessarily SEC or GAAP compliant.

Vitro Diagnositics Inc.
Quarter Ended July 31st;	2020	2019
Balance Sheet

ASSETS
Cash	364,013	97,725
Accounts Receivable	245,144	177,795
Inventory	133,496	67,322
Notes Receivable and Prepaids	21,250	69,043
Current Assets	763,903	411,885
		-
Fixed Assets	214,065	254,908
Intangible and other Assets	43,553	36,824
Total Assets	1,021,521	703,617

LIABILITIES

Trade Accounts Payable	54,727	80,298
Bank Credit Cards	34,544	40,010
Capital Lease Obligaitons	46,792	50,928
Current Liabiities	136,063	171,236

Secured Convertible Notes with discount	843,563	962,837
Capital Lease Obligations	134,241	152,163
Shareholder Accrued Comp. Payable	1,221,958	1,221,958
Shareholder Debts Payable	647,901	619,008
Long Term Liabilities	2,847,663	2,955,966

Total Liabilities	2,983,726	3,127,202

SHAREHOLDERS EQUITY

Series A Convertible Preferred	970,039
Common Stock	46,184	30,655
Paid in Capital	7,436,997	6,625,782
Treasury Stock	(94,000)
Retained Earnings	(9,496,924)	(8,880,576)
Net Income	(824,501)	(199,447)
TOTAL EQUITY	(1,962,205)	(2,423,586)

TOTAL LIABILITES AND EQUITY	1,021,521	703,616

The company provides its financial information for investor purposes only, the results published are not audited or necessarily SEC or GAAP compliant.

Vitro Diagnostics, Inc.
Quarter Ended July 31st
Statement of Cashflows	2020

Net Loss quarter ended July 31st;	(353,387)

Non Cash Depreciation and Amortization	13,558
Change in current and other Assets	(29,348)
Change in Current and other Current Liabilities	(46,430)
Equipment,Patent and other capital Expenditures	-
Net cash used in operations during the Quarter	(415,608)

Cashflows from Financing Activities during the quarter.
Series A Convertible Preferred Stock	375,000
Non Cash Stock for Services	55,303
Non Cash Interest on Shareholder Debt	21,740
Non Cash Shareholder Note Interest	10,137
Net Cash provided by Financing Activities during the Quarter	462,179

Net Increase(Decrease) in Cash during the quarter ended July 31st;	46,572

Cash beginning of the quarter April 30th 2020	317,441

Cash end of the quarter July 31st 2020	364,013

Vitro Diagnostics Inc.
Quarter ended July 31st 2020
Statement of Changes in Shareholders Equity
		Par	Paid
	Shares	Value	in Capital

Balance ended April 30th 2020	45,880,867	22,652	6,633,784

Non Cash Adjustment to Stock Ledger and Paid in Capital GAAP	324,333	23,532	803,210

Balance Ended July 31st 2020	46,205,200	46,184	7,436,958

The fully diluted Shares outstanding consists of;
Currently issued shares	46,205,200
Secured Convertible Notes	20,745,754
Management Stock Options Vested	7,650,000
	74,600,954

The company provides its financial information for investor purposes only, the results published are not audited or necessarily SEC or GAAP compliant.

Vitro Diagnostics, Inc.
Quarter Ended.
Income Statement	July 31st		April 30th
	2020		2020

Stem Cell Therapies and Treatments	74,150		82,050
Stem Cell Products	57,915		43,288
Other Services	-		3,293
Total Revenues	132,065		128,631

COGS	48,274		46,727

Gross Profit	83,790	63%	81,904	64%

SGA Expenses	99,359		79,351
Office Expenses	18,370		9,443
Consulting,Accounting,Legal and Banking Fees	130,026		127,304
Laboratory R&D & Quality Control	88,687		65,387
Total Operating Expenses	336,442		281,485

Net Operating Profit (Loss) EBITDA	(252,651)		(199,581)

Non Cash Depreciation and Amortization	(13,558)		(22,380)
Non Cash Stock for Services	(55,303)		-
Non Cash Interest on Secured Notes Payable	(21,740)		(24,884)
Non Cash Interest on Shareholder Debt	(10,137)		(9,986)

Net Income (Loss)	(353,388)		(256,831)

The company provides its financial information for investor purposes only, the results published are not audited or necessarily SEC or GAAP compliant.